Exhibit 1.1

APRICUS BIOSCIENCES, INC.

CONTROLLED EQUITY OFFERING

AMENDMENT NO. 1 TO

CONTROLLED EQUITY OFFERING AGREEMENT

April 15, 2013

Ascendiant Capital Markets, LLC

1881 Von Karman, 16th Floor

Irvine, California 92612

Ladies and Gentlemen:

Reference is made to the Controlled Equity Offering Agreement, dated December 30, 2011, including the Schedules thereto (the “Equity Offering Agreement”), between Ascendiant Capital Markets, LLC (“Ascendiant”) and Apricus Biosciences, Inc., a Nevada corporation (the “Company”), pursuant to which the Company could sell through Ascendiant, as sales agent, up to $20,000,000 of shares of common stock, par value $0.001 per share, of the Company. All capitalized terms used in this Amendment No. 1 to Equity Offering Agreement between Ascendiant and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in Equity Offering Agreement. Ascendiant and the Company agree as follows:

A.	Amendments to Equity Offering Agreement. The Equity Offering Agreement is amended as follows, effective as of the date hereof:

1.	The definition of “Registration Statement” in Section 1 of the Equity Offering Agreement is amended by deleting the parenthetical “(File No. 333-165960)” and replacing it with “(File No. 333-178832).”

2.	Exhibit A to the Equity Offering Agreement shall be deleted in its entirety and replaced with Exhibit A to this Amendment.

3.	Section 3(o) of the Equity Offering Agreement is hereby deleted and re-placed in its entirety with the following:

“The Company’s accountants are PricewaterhouseCoopers LLP. To the knowledge of the Company, such accountants, who the Company expects will express their opinion with respect to the financial statements to be included in the Company’s next Annual Report on Form 10-K, are a registered public accounting firm as required by the Act.”

4.	In Section 8(c) of the Equity Offering Agreement, the termination date of “December 30, 2013” is hereby deleted and replaced with “the date the Registration Statement is no longer available for sales of Shares hereunder”.

B.	No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Equity Offering Agreement shall continue in full force and effect.

C.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

D.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

APRICUS BIOSCIENCES, INC.

By:	/s/ Steve Martin
Name:	Steve Martin
Title:	Senior Vice President, Chief Financial Officer

ACCEPTED as of the date first above written:

ASCENDIANT CAPITAL MARKETS, LLC

By:	/s/ Mark Bergendahl
Name:	Mark Bergendahl
Title:	Managing Partner

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